EXHIBIT 99.1

HERSHEY FOODS CORPORATION TO ACQUIRE MAUNA LOA,
THE LEADER IN MACADAMIA SNACKS

HERSHEY, Pa., November 22, 2004 – Hershey Foods Corporation (NYSE: HSY), a leading snack food marketer and the largest North American confectionery company, today announced it has entered into an agreement to acquire Mauna Loa Macadamia Nut Corporation from The Shansby Group, a private equity investment firm. Mauna Loa is the leading processor and marketer of macadamia snacks, with annual sales of approximately $80 million and a 40-percent share in macadamia nuts.

“Mauna Loa’s portfolio of premium macadamia nuts, nut-based confections and cookies is a great addition to Hershey’s stable of iconic brands,” said Richard H. Lenny, Chairman, President and Chief Executive Officer, Hershey Foods Corporation. “Its superior brand equity, leadership in an on-trend segment and proven extendibility will strengthen our presence in the broader snack market. We’re excited about the opportunity to unlock Mauna Loa’s immense growth potential as we leverage Hershey’s expertise in product innovation, nut processing, logistics and selling.”

“This is a tremendous opportunity for Mauna Loa,” said Darrell F. Askey, President, Mauna Loa Macadamia Nut Corporation. “We’re proud of Mauna Loa’s performance and our strong sales growth shows the momentum and significant marketplace potential of our brand. Now, with the addition of Hershey’s expanded channel and marketing expertise, we can take Mauna Loa’s portfolio of premium macadamia nut offerings to new heights.”

The acquisition is expected to be completed during the fourth quarter of 2004 and is subject to the customary closing conditions and regulatory approval. It is projected to be slightly accretive in the first 12 months.

About Hershey Foods Corporation

Hershey Foods Corporation (NYSE: HSY) is a leading snack food company, the largest North American manufacturer of quality chocolate and non-chocolate confectionery products, and a leading processor of nuts. With revenues of over $4 billion and more than 13,000 employees worldwide, Hershey’s markets such well-known brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Almond Joy, Mounds, York, Jolly Rancher, Twizzlers, and Ice Breakers as well as innovative new products such as Swoops and Hershey’s S’mores. In addition to its traditional confectionery products, Hershey offers a range of products specifically developed to address the nutritional interests of today’s health-conscious consumer. These products include sugar-free Hershey’s, Reese’s and York candies, as well as Hershey’s SmartZone bars for people seeking balanced nutrition. It also markets Hershey’s cocoa, Hershey’s syrup and other branded baking ingredients, toppings and beverages. Visit us at www.hersheynewsroom.com.

About The Shansby Group

The Shansby Group (TSG) is a leading private equity firm focused exclusively on investing in branded consumer product companies. With over $800 million in capital under management, TSG has invested in such brands as Terra Chips, glaceau vitaminwater, Don Miguel, Famous Amos, MET-Rx, Mauna Loa and others. The firm works closely with management teams to build leading companies and strong brands.

About Mauna Loa

Based in Hilo, Hawaii, Mauna Loa is a top processor and marketer of macadamia nuts and has a leading share in the macadamia snack nut market. Products are available through all major trade channels throughout the United States and selected international markets.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in confectionery preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; adequacy of the Company’s bad debt reserve; the Company’s ability to implement improvements to reduce costs associated with its supply chain; and the Company’s ability to successfully implement its rationalization and realignment initiatives, as discussed in the Company’s annual report on Form 10-K for 2003.

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Media Contact:  Stephanie Moritz     (717) 534-7631